Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-104464) on Form S-8 of Servotronics, Inc. and Subsidiaries of our report dated March 26, 2009, relating to our audits of the consolidated financial statements which appear in the Annual Report on Form 10-K of Servotronics, Inc. and Subsidiaries for the year ended December 31, 2008.

/s/ Freed Maxick & Battaglia, CPAs, PC

Buffalo, New York
March 26, 2009